Exhibit 10.2
2008 SENIOR PREFERRED STOCK
REDEMPTION AGREEMENT
     This 2008 Senior Preferred Stock Redemption Agreement (this “Agreement”), effective as of November 10, 2009, is entered into by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Loews Corporation, a Delaware corporation (“Loews”).
     WHEREAS, Loews purchased 12,500 shares of the Company’s 2008 Senior Preferred Stock (the “2008 Preferred”) for $1,250,000,000 from the Company on November 7, 2008;
     WHEREAS, pursuant to Section 4 of the Certificate of Designation creating the 2008 Preferred (the “Certificate of Designation”), the 2008 Preferred accrues dividends at the rate provided for therein;
     WHEREAS, Section 5 of the Certificate of Designation provides that the 2008 Preferred may be redeemed upon the mutual agreement of the Company and the Holders (as defined in the Certificate of Designation) of a majority of the outstanding shares of the 2008 Preferred, at any time and from time to time, at the Redemption Price described below in Section 1(b);
     WHEREAS, Loews is the sole Holder of the 2008 Preferred;
     WHEREAS, the Company is in the process of a public offering of an aggregate principal amount of $350 million of senior notes (the “Notes”); and
     WHEREAS, the Company desires to redeem 2,500 shares of the 2008 Preferred from Loews and Loews desires to dispose of 2,500 shares of the 2008 Preferred to the Company upon completion of the public offering of the Notes and the Company’s receipt of net proceeds of at least $250 million (the “Offering”).
     NOW THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, it is hereby agreed by and between the Company and Loews as follows:
     1. Redemption of the 2008 Preferred.
          a. Upon completion of the Offering and the Company’s receipt of the proceeds expected therefrom, the Company hereby agrees to (i) call for redemption 2,500 shares of the 2008 Preferred and (ii) pay to Loews the Redemption Price (as defined below) for such shares (the “Redemption”); it being understood that if the Offering has not been completed by March 31, 2010, this Agreement shall terminate along with each of the parties’ respective obligations hereunder, it being further understood that the Offering shall not be deemed complete unless the Offering directly results in the Company’s issuance of an aggregate principal amount of the Notes equal to at least $250 million.

          b. “Redemption Price” shall mean a per share redemption price equal to (i) $100,000 plus (ii) an amount equal to all unpaid dividends accrued on such shares up to but excluding the date of Redemption (which amount shall be calculated pursuant to Section 4 of the Certificate of Designation). If the Offering is consummated on November 13, 2009, the Redemption shall occur on November 13, 2009 and the Redemption Price shall be two hundred fifty-two million nine hundred sixteen thousand six hundred sixty-six and 67/100 dollars ($252,916,666.67). Although Section 5 of the Certificate of Designation provides that the per share Redemption price shall include all unpaid dividends accrued thereon through and including the date of Redemption, the parties acknowledge and agree that the Redemption Price shall exclude dividends accruing on the date of Redemption.
     2. Legal Opinion. Prior to the Redemption, the Company shall furnish to Loews an opinion of counsel from Jonathan D. Kantor, Esq., Executive Vice President, Secretary and General Counsel of the Company, substantially in the form attached hereto and made a part hereof as Exhibit A.
     3. Amendment and Waiver. This Agreement shall not be altered, amended or supplemented except by written instruments. Any waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     4. Severability. In the event that any court or any governmental authority or agency declares any provision of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other provisions of this Agreement, and in the event that only a portion of any provision is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such provision.
     5. Successors and Assigns. All representations, warranties, covenants and agreements of the parties contained in this Agreement or made in writing in connection herewith, shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective nominees, successors and assigns and, in the case of a natural person, of his or her heirs and personal representatives.
     6. Notices. All communications provided for hereunder shall be in writing and delivered by hand, by express delivery service with confirmed receipt or by first-class or certified mail, postage prepaid, and, if to Loews or its nominee, addressed to Loews at 667 Madison Avenue, New York, New York 10065-8087 or at such other address as Loews may designate to the Company in writing, and if to the Company, addressed to the Company at 333 South Wabash Avenue, Chicago, Illinois 60604; Attention: Treasurer, with a copy to or such other address as the Company may designate to Loews in writing.

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     7. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the domestic laws of the state of Illinois applicable to contracts made and to be performed in that state without giving effect to any choice or conflict of law provision or rule (whether in the state of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Illinois.
     8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.
     9. Headings. The headings used herein are solely for the convenience of the parties and shall not constitute a part hereof or serve to modify or interpret the text.
     10. Entire Agreement and Exhibit. This Agreement and the Exhibit hereto constitute and encompass the entire agreement and understanding of the parties hereto with regard to the transactions contemplated or provided for herein.
[Signature Page Follows]

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     IN WITNESS WHEREOF, this Agreement has been executed and deemed effective as of the date first above written.

CNA FINANCIAL CORPORATION

By: Name:	/s/ D. Craig Mense D. Craig Mense
Title:	Executive Vice President and Chief Financial Officer

LOEWS CORPORATION

By: Name:	/s/ Gary W. Garson Gary W. Garson
Title:	Senior Vice President
[Signature Page to 2008 Senior Preferred Redemption Agreement]

EXHIBIT A
[CNA Financial Corporation Letterhead]
November 13, 2009
Loews Corporation
667 Madison Avenue
New York, New York 10065-8087
Attn: General Counsel
Ladies and Gentlemen:
          I am providing this opinion as Executive Vice President, General Counsel and Secretary of CNA Financial Corporation, a Delaware corporation (the “Company”), in connection with the transactions contemplated by that certain 2008 Senior Preferred Stock Redemption Agreement (the “Redemption Agreement”), dated as of November 10, 2009, by and between the Company and Loews Corporation (“Loews”), pursuant to which the Company will redeem 2,500 shares of the Company’s 2008 Senior Preferred Stock, no par value (the “Shares”), owned by Loews and, in consideration for which, the Company will pay the Redemption Price. Capitalized terms used herein, but not otherwise defined, shall have the meanings provided for such terms in the Redemption Agreement.
          In connection with the foregoing, I have examined the minute books and stock records of the Company; the Certificate of Incorporation and By-Laws of the Company; copies of the resolutions of the Board of Directors of the Company relating to the redemption of the Shares. In addition, I have reviewed such other documents and instruments, investigated such matters of law and have conferred with such officers and directors of the Company and have ascertained or verified to my satisfaction, such additional facts with respect to the Company which I have deemed necessary or appropriate for the purposes of rendering this opinion.
          In connection with this opinion, I have examined originals, or copies identified to my satisfaction as being true copies, of the Redemption Agreement. I do not express any opinion as to any matters governed by any laws other than the laws of the state of Illinois and the General Corporation Law of the state of Delaware.
          Based upon and qualified by the foregoing, I am of the opinion that:
1.	The Company is a corporation duly organized, validly existing as a corporation in good standing under the laws of the state of Delaware; and

2.	The Redemption Agreement has been duly authorized, executed and delivered by the Company; and

3.	The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Redemption Agreement will not contravene the Certificate of Incorporation or By-Laws of the Company or, to my knowledge, any provision of applicable law; and

4.	The Redemption Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except, in each case, as may be limited by (i) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, equitable subordination, readjustment of debt and other similar laws now or hereafter in effect affecting creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, public policy, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable relief (regardless of whether applied in a proceeding at law or in equity) and (iii) public policy considerations; and

5.	The redemption of the Shares in accordance with the terms and conditions of the Redemption Agreement has been duly authorized by the Board of Directors of the Company or a Committee thereof.
          This opinion is being furnished pursuant to Section 2 of the Redemption Agreement and is for the sole benefit of the addressee hereto in connection with the above-described matter. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation or quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or used for any other purpose without my prior consent. This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this opinion. This opinion is rendered on the date hereof and I have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which I become aware after the date hereof.
Very truly yours,
Jonathan D. Kantor
Executive Vice President,
General Counsel and Secretary